Exhibit 7.9

EXECUTION COPY

TRADING AGREEMENT

This TRADING AGREEMENT (this “Agreement”) is made and effective as of November 13, 2015 (the “Effective Date”), by and among (i) Daniel H. Meyer, The Daniel H. Meyer 2012 Gift Trust U/A/D 10/31/12, Union Square Hospitality Group, LLC, Union Square Cafe Corp., and Gramercy Tavern Corp. (collectively, the “Meyer Stockholders”), (ii) Green Equity Investors VI, L.P., Green Equity Investors Side VI, L.P., and LGP Malted Coinvest LLC (collectively, the “LGP Stockholders”), (iii) SEG Partners, L.P., SEG Partners II, L.P., and SEG Partners Offshore Master Fund, Ltd. (collectively, the “SEG Stockholders”), (iv) ACG Shack LLC (“ACG”), (v) Randall Garutti and The Randall J. Garutti 2014 GST Trust (collectively, the “Garutti Stockholders”), (vi) Jeff Uttz and (vii) Jeff Flug, Gulf Five LLC and Flug 2012 GS Trust U/A/D 9/4/12 (collectively, the “Flug Stockholders”; the Meyer Stockholders, the LGP Stockholders, the SEG Stockholders, ACG, the Garutti Stockholders, Jeff Uttz and the Flug Stockholders, individually, a “Stockholder” and, collectively, the “Stockholders”)).

W I T N E S S E T H:

WHEREAS, as of the Effective Date, the Stockholders own the number and percentage of unregistered shares of Shake Shack Inc. (the “Company”) Class A common stock, par value $0.001 per share (the “Class A Common Stock”), and/or Class B common stock, par value $0.001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Unregistered Common Stock”), set forth on Schedule I hereto;

WHEREAS, pursuant to a Registration Statement on Form S-1/A, effective as of November 12, 2015 (including any successor registration statement registering the Unregistered Common Stock for resale, including on Form S-3, a “Registration Statement”), the Company will, from time to time, at the election of each of the Stockholders in possession of Unregistered Common Stock, issue to such Stockholders for sale by them shares of the Class A Common Stock that have been registered for sale pursuant thereto (the “Registered Common Stock”); and

WHEREAS, the Stockholders desire to provide for the orderly sale from time to time of the Registered Common Stock as and when issued to them.

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

APPROVAL OF TRADES

SECTION 1.1 Notice of Intent to Trade. Any Stockholder with an intent to Trade any Registered Common Stock (each, an “Initiating Stockholder”) shall provide the Company and the other Stockholders with at least two (2) full business days’ prior written notice (the “Trade Proposal”) of such Initiating Stockholder’s intent to Trade such Registered Common Stock; provided, however, that no such prior written notice is required for an Exempt Trade (as defined in Section 1.3(a)). The Stockholders agree that the notice periods set forth in this Agreement shall supersede any other notice periods agreed upon by the Stockholders. The Trade Proposal shall include (i) the anticipated date of the proposed Trade, (ii) the number of shares proposed to be Traded, and (iii) whether or not the proposed Trade will involve an underwriter or underwriters. For purposes of this Agreement, a “Trade” shall include an offer, pledge, sale, contract to sell, the sale of any option or contract to purchase, the purchase of any option or contract to sell, the granting of an option, right or warrant to purchase or other transfer or disposition of the Company’s securities, including the Registered Common Stock.

SECTION 1.2 Approval of Trade Proposal. (a) Within twenty-four (24) hours of receipt of a Trade Proposal, each other Stockholder will notify the Company and the Initiating Stockholder in writing whether or not it approves the proposed Trade (each, a “Response to Trade Proposal”). Each Response to Trade Proposal shall include (i) whether or not the Stockholder approves the Proposed Trade, (ii) if so, whether or not the Stockholder elects to participate in the Trade pro rata or to some other degree, and (iii) if not, any counter-proposal terms (each, a “Counterproposal”). If no Response to Trade Proposal is provided within twenty-four (24)-hours of receipt of a Trade Proposal, such Stockholder shall be deemed to approve the Trade Proposal.

(b) (i) Each Trade Proposal will require the approval of shares of Unregistered Common Stock representing of sixty-six and two-thirds percent (66 2/3%) of the total number of shares of Unregistered Common Stock then issued and outstanding (the “Approval Threshold”).1 The shares of Unregistered Common Stock owned by a Stockholder who submits a Trade Proposal are included in the number of shares necessary to satisfy the Approval Threshold.

(ii) If the Approval Threshold is satisfied, then the Initiating Stockholder shall cause the Company to notify the other Stockholders in writing (such approved Trade, an “Approved Trade”), and the Initiating Stockholder shall cause the Company to coordinate with the participating Stockholders, including the Initiating Stockholder (such Stockholders, the “Participating Stockholders”), to effect the Approved Trade. If the Approved Trade will be underwritten, then, each Participating Stockholder shall, within twelve (12) hours of receiving notice of the Approved Trade, complete a Redemption Notice, the form of which is set forth on Exhibit A.

(iii) If the Approval Threshold is not satisfied, then the Initiating Stockholder shall cause the Company to notify the other Stockholder in writing (such rejected Trade, a “Rejected Trade”). To the extent a Response to Trade Proposal contains a Counterproposal, the Initiating Stockholder will have the opportunity to submit to the Company and the other Stockholders an updated Trade Proposal with the same information set forth in clauses (i)-(iii) of Section 1.1, and the other Stockholders shall, within twelve (12) hours of receipt of such updated Trade Proposal, submit an updated Response to Trade Proposal with the same information set forth in clauses (i)-(iii) of Section 1.2(a); provided, that there shall be no subsequent Counterproposals. If the Approval Threshold is satisfied for the updated Proposed Trade, then the terms set forth in Section 1.2(b)(ii) with respect to the Approved Trade shall govern.

(iv) For purposes of clarity, if an Initiating Stockholder provides a Trade Proposal to sell 1.0 million shares of Registered Common Stock, and all of the other Stockholders have elected to participate pro rata, then the total number of shares of Registered Common Stock sold shall be 1.0 million, with each Participating Stockholder participating up to its pro rata ownership therein.

SECTION 1.3 Exceptions to Approval Requirements. (a) Notwithstanding anything herein to the contrary, each Stockholder may Trade up to an aggregate of fifty thousand (50,000) shares of Registered Common Stock per trading day, in one or more Trades, without seeking the approval of the other Stockholders (each such Trade, an “Exempt Trade”). For the avoidance of doubt, the Exempt Trade applies to each Stockholder in the aggregate, whether such Stockholder is one investor (e.g., Jeff Uttz) or consists of multiple investors (e.g., Randall Garutti and The Randall J. Garutti 2014 GST Trust).

(b) Any Stockholder who enters into an Exempt Trade shall notify the Company in writing of such Exempt Trade as follows: (i) for any Stockholder that independently prepares Form 4s, Schedule

[1]	Each Stockholder shall have the right to receive Registered Common Stock in exchange for such Stockholder’s Unregistered Common Stock. In such event, as long as the Registered Common Stock is not Traded by such Stockholder by the time of any Trade Proposal, then the Registered Common Stock will be included in the numerator (representing the number of shares in favor of a Trade Proposal) and the denominator (representing the number of Unregistered Common Stock and not yet Traded Registered Common Stock against which the 66 2/3 vote is calculated).

13Ds and any other similar filing (collectively, the “Filings”), by emailing a hyperlink to the as-filed Filings promptly after filed; and (ii) for any Stockholder for which the Company prepares the Filings, by emailing the number of shares of Registered Common Stock sold and the Trade price, within twenty-four (24) hours of the Exempt Trade.

ARTICLE II

TERM

This Agreement shall commence on the Effective Date and shall expire at 11:59pm on May 9, 2016; provided, that, no later than April 25, 2016, the Board of Directors of the Company shall decide whether or not it is in the best interests of the Company to continue this Agreement until 11:59pm on November 10, 2016.

ARTICLE III

RESTRICTIONS ON TRADING

All Trades hereunder shall remain subject to the Company’s Insider Trading Compliance Policy, previously provided to each of the Stockholders, as well as any lock-up periods imposed by underwriter(s) in connection with an underwritten trade in which a Stockholder participates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement that as of the date such party executes this Agreement:

SECTION 4.1 Existence; Authority; Enforceability. Each party hereto agrees that it has the power and authority to enter into this Agreement and to carry out its obligations hereunder. If such party is an entity, it is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. If such party is a natural person, such person has full capacity to contract. This Agreement has been duly executed by each of the parties hereto and constitutes his or its legal, valid and binding obligation, enforceable against him or it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws relating to or affecting creditors’ rights generally, or by the general principles of equity. No representation is made by any party with respect to the regulatory effect of this Agreement, and each of the parties has had an opportunity to consult with counsel as to his or its rights and responsibilities under this Agreement. No party makes any representation to any other party as to future law or regulation or the future interpretation of existing laws or regulations by any governmental authority or self-regulatory organization.

SECTION 4.2 Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (i) conflict with, or result in the breach of, any provision of the constitutive documents of such party, if any; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound; or (iii) violate any law applicable to such party.

SECTION 4.3 Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with the execution, delivery or performance of this Agreement.

ARTICLE V

MISCELLANEOUS

SECTION 5.1 Successors and Assigns; Beneficiaries. Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void.

SECTION 5.2 Amendment and Modification; Waiver of Compliance. (a) This Agreement may be amended only by a written instrument duly executed by all of the Stockholders.

(b) Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

SECTION 5.3 Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by electronic mail, or first class mail, or by Federal Express, United Parcel Service or other similar courier or other similar means of communication, as follows:

(i) If to the Company, addressed to Shake Shack, 24 Union Square East, 5th Floor, New York, New York 10003, Attention: Ronald Palmese, Jr., Vice President and General Counsel (rpalmese@shakeshack.com);

(ii) If to the Meyer Stockholders, addressed to William Harris Investors, 191 N. Wacker Drive, Suite 1500, Chicago, IL 60606, Attention: Marc D. Bassewitz (Mbassewitz@whi.com) and Mike McQuinn (mcm@whi.com);

(iii) LGP Stockholders, addressed to Green Equity Investors VI, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, CA 90025, Attention: Jonathan D. Sokoloff (Sokoloff@leonardgreen.com) and J. Kristofer Galashan (galashan@leonardgreen.com);

(iv) If to the SEG Stockholders, addressed to Select Equity Group, L.P., 380 Lafayette Street, New York, NY 10003, Attention: Evan Guillemin (eg@selectequity.com);

(v) If to the Garutti Stockholders, addressed to 24 Union Square East, 5th Floor, New York, NY 10003, Attention: Randy Garutti (rgarutti@shakeshack.com);

(vi) If to Jeff Uttz, addressed to 24 Union Square East, 5th Floor, New York, NY 10003, Attention: Jeff Uttz (juttz@shakeshack.com);

(vii) If to the Flug Stockholders, addressed to Jeff Flug, 1192 Park Avenue, 3B, New York, NY 10128, Attention: jeffflug@aol.com); and

(viii) If to ACG, addressed to Alliance Consumer Growth, 655 Madison Avenue, 20th Floor, NY, NY 10065, Attention: Josh Goldin (jgoldin@acginvestors.com).

or, in each case, to such other address or email address as such party may designate in writing to the Company by written notice given in the manner specified herein.

All such communications shall be deemed to have been given, delivered or made when so delivered by hand or sent by facsimile (with confirmed transmission), on the next business day if sent by overnight courier service (with confirmed delivery) or when received if sent by first class mail.

SECTION 5.4 Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages, and that, in addition to any other remedy to which they may be entitled at law or in equity, the parties shall be entitled to such equitable or injunctive relief as may be appropriate. The choice of forum set forth in Section 5.7 shall not be deemed to preclude the enforcement of any judgment of a Delaware federal or state court, or the taking of any action, under this Agreement to enforce such a judgment, in any other appropriate jurisdiction.

SECTION 5.5 Entire Agreement. The provisions of this Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and memoranda and undertakings among the parties hereto with regard to such subject matter.

SECTION 5.6 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

SECTION 5.7 CHOICE OF LAW AND VENUE; WAIVER OF RIGHT TO JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF DELAWARE, WHETHER A STATE OR FEDERAL COURT; (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION,

SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (1) OF THIS SECTION AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN THE STATE OF DELAWARE); (3) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; (4) AGREE, AFTER CONSULTATION WITH COUNSEL, TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT; (5) AGREE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN FOR COMMUNICATIONS TO SUCH PARTY; (6) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (7) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 5.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 5.9 Further Assurances. At any time or from time to time after the date hereof, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder.

*        *        *

IN WITNESS WHEREOF, each of the undersigned has signed this Trading Agreement as of the date first above written.

MEYER STOCKHOLDERS:

UNION SQUARE HOSPITALITY GROUP, LLC

By:
Name: Daniel H. Meyer
Title: Chief Executive Officer

UNION SQUARE CAFE CORP.

By:
Name: Daniel H. Meyer
Title: Authorized Signatory

GRAMERCY TAVERN CORP.

By:
Name: Daniel H. Meyer
Title: Authorized Signatory

Daniel H. Meyer

DANIEL H. MEYER 2012 GIFT TRUST U/A/D 10/31/12

By:
Name: Jack R. Polsky, not individually but solely as Co-Trustee

[Signature Page to Trading Agreement]

Jeffrey Flug

FLUG 2012 GS TRUST U/A/D 9/14/12

By:
Name: Sheryl Flug, not individually but solely as Co-Trustee

GULF FIVE LLC

By:
Name: Jeff Flug
Title: Manager

Randy Garutti

THE RANDALL J. GARUTTI 2014 GST TRUST

By: J.P. Morgan Trust Company of Delaware, Administrative Trustee

By:
Name:
Title:

Jeff Uttz

ACG SHACK LLC

By: Alliance Consumer Growth LLC, Its Manager

By:
Name: Joshua N. Goldin
Title: Managing Member

LGP STOCKHOLDERS:

[Signature Page to Trading Agreement]

GREEN EQUITY INVESTORS VI, L.P.

By: GEI Capital VI, LLC, its General Partner

By:
Lance J.T. Schumacher
Vice President – Tax

GREEN EQUITY INVESTORS SIDE VI, L.P.

By: GEI Capital VI, LLC, its General Partner

By:
Lance J.T. Schumacher
Vice President – Tax

LGP MALTED COINVEST LLC

By: Peridot Coinvest Manager LLC, its Manager
By: Leonard Green & Partners, L.P., its Manager
By: LGP Management, Inc., its General Partner

By:
Lance J.T. Schumacher
Vice President – Tax

[Signature Page to Trading Agreement]

SEG STOCKHOLDERS:

SEG PARTNERS, L.P.

By: SEG Partners Holdings, LLC, its general partner

By:
Name: George Loening
Title: Managing Member

SEG PARTNERS II, L.P.

By: SEG Partners II Holdings, LLC, its general partner

By:
Name: George Loening
Title: Managing Member

SEG PARTNERS OFFSHORE MASTER FUND, LTD

By:
Name: George Loening
Title: Director

[Signature Page to Trading Agreement]

Schedule I

Shares Subject to Trading Agreement2

Stockholder(s)	Number of Unregistered Shares of Class A Common Stock and Class B Common Stock[3]	Percentage of Unregistered Shares of Class A Common Stock and Class B Common Stock[3]
LGP Stockholders	7,954,659	35.23%
Meyer Stockholders	6,374,362	28.23%
SEG Stockholders	3,770,734	16.70%
ACG	1,818,590	8.05%
Flug Stockholders	1,587,396	7.03%
Garutti Stockholders	903,023	4.00%
Jeff Uttz	171,579	.76%

Total	22,630,343	100%

[2]	The number of shares subject to the Trading Agreement will be reduced as Registered Common Stock is Traded.
[3]	Includes any Registered Common Stock issued to the Stockholders in exchange for Unregistered Common Stock, which Registered Common Stock continues to be owned by the Stockholders.